Exhibit 99.4

Dear Valued Depositor:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Home Bancorp Wisconsin, Inc. is conducting an initial public offering of its common stock. The offering is being conducted pursuant to a Plan of Conversion (the “Plan”), whereby Home Savings Bank will convert from the mutual (meaning no stockholders) to the stock form of organization. Upon completion of the conversion and related offering, Home Bancorp Wisconsin, Inc. will become the parent company for Home Savings Bank. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure describing the conversion, the offering and the Plan.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by the Bank’s depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Home Savings Bank. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by the Internet by following the simple instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.

•

There will be no change to account numbers, interest rates or other terms of your accounts at Home Savings Bank. Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•	You will continue to enjoy the same services with the same banking offices, Board of Directors, management and staff.

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As a Home Savings Bank depositor, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Central Time, on             , 2013. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Home Savings Bank customer.

Sincerely,

James R. Bradley

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Home Bancorp Wisconsin, Inc., a newly-formed corporation that will serve as the parent company of Home Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Home Savings Bank at the close of business on September 30, 2011 or June 3, 2013 whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Central Time, on             , 2013. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Home Bancorp Wisconsin, Inc. stockholder.

Sincerely,

James R. Bradley

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, except weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an investment opportunity. Home Bancorp Wisconsin, Inc., a newly-formed corporation that will serve as the parent company of Home Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Home Bancorp Wisconsin, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Central Time, on             , 2013. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Home Bancorp Wisconsin, Inc. stockholder.

Sincerely,

James R. Bradley

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, except weekends and bank holidays.

C

Dear Sir/Madam:

At the request of Home Bancorp Wisconsin, Inc., we are enclosing materials regarding the offering of shares of Home Bancorp Wisconsin, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Keefe, Bruyette & Woods, Inc. has been retained by Home Bancorp Wisconsin, Inc. as selling agent in connection with the stock offering.

Sincerely,

Keefe, Bruyette & Woods, Inc.

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

Dear Valued Customer:

I am pleased to tell you that, pursuant to a Plan of Conversion (the “Plan”), Home Savings Bank will convert from the mutual (meaning no stockholders) organization to the stock form of organization. Also pursuant to the Plan, Home Bancorp Wisconsin, Inc. is conducting an initial public offering of its common stock. Upon completion of the conversion and related offering, Home Bancorp Wisconsin, Inc. will become the parent company for Home Savings Bank.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by the Bank’s depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Home Savings Bank. Please vote all the Proxy Cards – none are duplicates. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply envelope provided. Alternatively, you may vote by the Internet by following the simple instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan.

Although you may vote on the Plan, we regret that Home Bancorp Wisconsin, Inc. is unable to offer its common stock to you because the small numbers of customers in your state makes registration or qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical.

If you have any questions about the Plan or voting, refer to the enclosed information or call our Information Center at the number shown below.

Sincerely,

James R. Bradley

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Information Center, toll-free, at 1-(877)                 ,

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, except bank holidays.

B

READ THIS FIRST

Guidance for Account Holders

Home Bancorp Wisconsin Inc., the proposed new holding company for Home Savings Bank, is in the process of selling stock to the public in a mutual-to-stock conversion transaction. As an account holder at Home Savings Bank, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact our Stock Information Center toll-free, at 1-(877)             . Home Savings Bank is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion offering. If you have questions, please contact the Stock Information Center at the telephone number listed above.

(over)

R

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering include the following:

—

Know the Rules — By law, account holders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, account holders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

—

“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

—

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or stock order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

—

Get the Facts from the Source — If you have any questions about the securities offering, ask Home Savings Bank for more information. If you have any doubts about a transaction proposed to you by someone else, ask Home Savings Bank whether the proposed arrangement is proper.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR VOTE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE PROMPTLY VOTE

EACH CARD.

NONE ARE DUPLICATES!

THANK YOU.

PG

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed envelope, or follow the

Internet voting instructions on the Proxy Card.

You may receive a courtesy telephone call.

Please feel free to ask questions.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING

“FOR” THE PLAN OF CONVERSION (THE “PLAN”).

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

COMMON STOCK DURING THE OFFERING.

THE CONVERSION WILL CHANGE OUR FORM OF CORPORATE

ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO

BANK STAFF, MANAGEMENT OR YOUR DEPOSIT

ACCOUNTS OR LOANS. DEPOSIT ACCOUNTS WILL NOT BE CONVERTED TO COMMON STOCK.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday, except weekends and bank holidays.

PG1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE

VOTE THE ENCLOSED REPLACEMENT PROXY

CARD. YOUR VOTE WILL NOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING

AGAINST THE PLAN OF CONVERSION (THE “PLAN”).

You may receive a courtesy telephone call. Please feel free to ask questions.

Your Board of Directors urges you to vote “FOR” the Plan.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

SHARES OF COMMON STOCK DURING THE OFFERING, NOR

DOES IT AFFECT YOUR HOME SAVINGS BANK

DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877)

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday,

except weekends and bank holidays.

PG2

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING AGAINST THE PLAN OF CONVERSION (THE “PLAN”).

In order to implement the Plan,

we must obtain the approval of our depositors.

Please disregard this notice if you have already voted.

If you are unsure whether you voted,

vote the enclosed replacement Proxy Card.

Your vote will not be counted twice!

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

Please note: Implementing the Plan will not affect your deposit accounts or loans at Home Savings Bank. Your deposit accounts will not be converted to common stock. Voting does not require you to purchase common stock during the offering.

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center toll-free at 1-(877)

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday,

except weekends and bank holidays.

PG3

Questions and Answers

About Our Conversion and Stock Offering

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Home Savings Bank, our customers and the communities we serve.

Q.	What is the conversion?

A.	Under our Plan of Conversion (the “Plan”), Home Savings Bank will convert from a mutual (meaning no stockholders) organization to the stock form of organization, through the sale of shares of Home Bancorp Wisconsin, Inc. common stock. Upon completion of the conversion, 100% of the common stock of Home Bancorp Wisconsin, Inc. will be owned by stockholders, and Home Bancorp Wisconsin, Inc. will own Home Savings Bank.

Q.	What are the reasons for the conversion and offering?

A.	Our primary reasons for converting and raising additional capital through the offering are to: increase capital to support future growth and profitability; retain and attract qualified personnel by establishing stock-based benefit plans; have greater flexibility to structure and finance the opportunistic expansion of our operations; and offer our depositors and employees an opportunity to purchase our stock.

Q.	Will customers notice any change in Home Savings Bank’s day-to-day activities as a result of the conversion and offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff and banking offices as a result of the conversion. Home Savings Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to the approval of our depositors.

Q.	Why should I vote on the Plan of Conversion?

A.	Your vote “For” the Plan is extremely important to us. Each Home Savings Bank depositor as of , 2013 received a Proxy Card attached to a Stock Order Form. These depositors’ packages also include a Proxy Statement describing the Plan, which cannot be implemented without their approval.

Our Board of Directors believes that converting to the stock form of organization will best support our future growth.

Voting does not require you to purchase common stock in the offering.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot complete the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositors are entitled to one vote for each $100 on deposit. No depositor may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit account on , 2013 you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you. Internet voting is available 24 hours a day.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Home Bancorp Wisconsin, Inc. is offering for sale between 803,250 and 1,086,750 shares of common stock (subject to increase to 1,249,763 shares) at $10.00 per share. No sales commission will be charged to purchasers.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Home Bancorp Wisconsin, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1—Depositors of Home Savings Bank with aggregate balances of at least $50 at the close of business on September 30, 2011;

Priority #2—Our tax-qualified employee benefit plans;

Priority #3—Depositors of Home Savings Bank with aggregate balances of at least $50 at the close of business on June 3, 2013; and

Priority #4—Depositors of Home Savings Bank at the close of business on , 2013.

Shares not sold in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in Dane County, Wisconsin.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible account holder?

A.	No…subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.
Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by overnight delivery to the indicated address on the Stock Order Form, or by hand-delivery to Home Savings Bank’s main office, located at 3762 East Washington Avenue, Madison, Wisconsin. Stock Order Forms may not be delivered to any of our other offices. Please do not mail Stock Order Forms to Home Savings Bank.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription Offering or Community Offering, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) before 2:00 p.m., Central Time, on , 2013. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Home Bancorp Wisconsin, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Home Savings Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from your Home Savings Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Home Savings Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at a rate of [ ]% per annum from the date we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Home Savings Bank deposit account(s), your funds will continue earning interest within the account, at the account’s contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person or through a single deposit account is 5,000 shares ($50,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 10,000 shares ($100,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus section entitled “The Conversion and Offering—Limitations on Common Stock Purchases”.

Q.	May I use my Home Savings Bank individual retirement account (“IRA”) to purchase shares?

A.	You may use funds currently held in retirement accounts with Home Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Home Savings Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2013 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Home Savings Bank to pay for shares?

A.	No. Home Savings Bank, by regulation, may not extend a loan for the purchase of Home Bancorp Wisconsin, Inc. common stock during the offering. Similarly, you may not use existing Home Savings Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond , 2013, or the number of shares of common stock to be sold is increased to more than 1,249,763 shares or decreased to less than 803,250 shares.

Q.	Are directors and senior officers of Home Savings Bank planning to purchase stock?

A.	Yes! Directors and senior officers, together with their associates, are expected to subscribe for an aggregate of 48,500 shares ($485,000), or approximately 5.9% of the shares to be sold in the offering at the minimum of the offering range.

Q.	Will the stock be insured?

A.	No. Like any common stock, Home Bancorp Wisconsin, Inc.’s stock will not be insured.
Q.	Will dividends be paid on the stock?

A.	Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividends will depend upon a number of factors, including: capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions.

Q.	How will Home Bancorp Wisconsin, Inc. shares trade?

A.	Upon completion of the conversion and offering, Home Bancorp Wisconsin, Inc.’s shares are expected to be quoted on the OTC Bulletin Board. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Home Bancorp Wisconsin, Inc. shares in the future.

Q.	If I purchase shares during the Subscription and Community Offerings, when will I receive my Home Bancorp Wisconsin, Inc. stock certificate?

A.	Our transfer agent will send stock certificates by first class mail, as promptly as possible after completion of the stock offering. Although the shares of Home Bancorp Wisconsin, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell shares prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday. The Stock Information Center is not open on weekends or bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER RECEIPT LETTER

[Home Bancorp Wisconsin, Inc. Letterhead]

Date

[imprinted with name & address of subscriber]

Receipt of Order

This letter acknowledges receipt of your order form to purchase common stock offered by Home Bancorp Wisconsin, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive is subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the prospectus dated             , 2013. Refer to pages              of the prospectus for further information regarding subscription priorities. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information, when available, will be released as soon as practicable on the following website: https://allocations.kbw.com/

Our records indicate the following:		Stock Registration (please review carefully)
Order Number:		Nameaddress1
Batch Number:		Nameaddress2
Number of Shares Ordered:		Nameaddress3
Purchase Price per Share:	$10.00	Nameaddress4
Total Order Amount:		City, State, Zipcode
Order Priority:		Ownership:
Social Security / Tax ID # xxxxxLast4

Subscription Priorities:

•	Priority 1: Eligible Account Holders – Depositors with accounts at Home Savings Bank with aggregate balances of at least $50 as of the close of business on September 30, 2011;

•	Priority 2: Home Savings Bank’s Tax-Qualified Employee Benefit Plans;

•	Priority 3: Supplemental Eligible Account Holders – Depositors with accounts at Home Savings Bank with aggregate balances of at least $50 as of the close of business on June 3, 2013;

•	Priority 4: Other Members – Depositors with accounts at Home Savings Bank as , 2013, who are not Eligible or Supplemental Eligible Account Holders;

•	Priority 5: Local Community – Residents of Dane County, Wisconsin; and

•	Priority 6: General Public.

If this does not agree with your records, or if you have any questions, please call our Stock Information Center at (877)     -    .

Thank you for your order.

Sincerely,

Home Bancorp Wisconsin, Inc. - Stock Information Center

STOCK CERTIFICATE MAILING LETTER

[Home Bancorp Wisconsin, Inc. Letterhead]

Dear Stockholder:

I would like to welcome you as a stockholder of Home Bancorp Wisconsin, Inc. A total of              shares were purchased by investors at $10.00 per share. Thank you for your investment in our Company and your confidence in our organization.

Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.

Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact Registrar and Transfer Company, our Transfer Agent:

on the web:

www.rtco.com

by mail:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

by phone:

1-(800) 368-5948

by email:

info@rtco.com

If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest earned at a rate of      % per annum, calculated from the date your payment was processed until             , 2013.

If your stock order was paid in full or in part by authorizing a withdrawal from a Home Savings Bank savings or certificate of deposit account(s), the withdrawal was made on             , 2013. Until such date, interest was earned at your account’s contractual rate, and the interest earned remains in your account.

Home Bancorp Wisconsin, Inc. common stock is quoted on the OTC Bulletin Board, under the symbol “            .” Should you wish to buy or sell Home Bancorp Wisconsin, Inc. shares in the future, please contact a brokerage firm or other firm offering investment services.

Thank you for sharing in our Company’s future.

Sincerely,

James R. Bradley

President and Chief Executive Officer

FINAL REMINDER PROXYGRAM (if needed)

[Home Savings Bank Letterhead]

(Depending on vote status and number of days until the special meeting, this can be mailed. It can be personalized, as shown - or it can be a short, non-personalized version printed on a postcard. Both alternatives allow quick mailing and quick receipt of the vote, because proxy cards and return envelopes are NOT enclosed.)

Dear Customer,

WE REQUEST YOUR VOTE.

Not voting the Proxy Card(s) we mailed to you has the same effect as voting “Against” the Plan of Conversion.

IF YOU HAVE NOT VOTED OR ARE UNSURE WHETHER YOU VOTED:

Please take a few minutes to call the number shown below. A representative of             , our independent voting agent, will record your confidential vote by phone. This is the quickest way to cast your vote. You do NOT need your Proxy Card in order to vote.

If you are unsure whether you voted, don’t worry. Your vote will not be counted twice.

VOTING HOTLINE:

[Proxy Solicitor Firm Name]

1-(  )              -              (toll-free)

DAYS/HOURS:

Monday - Friday

             a.m. to              p.m., Central Time

I appreciate your participation.

Sincerely,

James R. Bradley

President and Chief Executive Officer

BRANCH LOBBY POSTER - VOTE

[This notice should be printed by Home Savings Bank, and should be placed in the bank lobby after the Stock Information Center opens. Position it in one or more ways: on an easel, on the front doors, on counters, at customer service/branch manager’s desk.]

HAVE YOU VOTED YET?

We would like to remind customers to vote on our Plan of Conversion.

✓	The Plan will not result in changes to our staff or your account relationships with Home Savings Bank.

✓	Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

✓	Voting does not obligate you to purchase shares of common stock during our stock offering.

Your Board of Directors recommends that you join them in voting

“FOR” the Plan of Conversion.

If you have questions about voting,

call our Information Center, toll-free,

at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Information Center is closed on weekends and bank holidays.

HOME SAVINGS BANK [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER – BUY (Optional)

******************************

OUR STOCK OFFERING EXPIRES              , 2013

We are conducting an offering of shares of our common stock

UP TO 1,086,750 SHARES

COMMON STOCK

(subject to increase to 1,249,763 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., CENTRAL TIME, ON              , 2013

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

HOME BANCORP WISCONSIN, INC. [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

FINAL BRANCH LOBBY POSTER (if needed)

[To encourage “late” voting. Tear-off phone number slips can accompany this poster. Generally, this poster is used after a Final Reminder Proxygram is mailed.]

PLEASE VOTE NOW!!!

YOU DO NOT NEED A PROXY CARD IN ORDER TO VOTE.

TO PLACE YOUR CONFIDENTIAL VOTE BY PHONE:

Take a minute to call             , our

independent voting agent, at 1-(            ) -            -            (toll-free),

Monday through Friday,             a.m. to             p.m.

You do not need your Proxy Card.

If you are unsure whether you voted already, please call. Your vote will not be counted twice!

YOUR BOARD OF DIRECTORS ASKS THAT YOU VOTE

“FOR” THE PLAN OF CONVERSION.

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN OF CONVERSION.

THANK YOU!

HOME SAVINGS BANK [LOGO]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BANK STATEMENT ENCLOSURE - VOTE REMINDER SLIP – (Optional)

You may have received a large white envelope containing Proxy Card(s) to be used to vote on our organization’s Plan of Conversion. If you received Proxy Card(s), but have not voted, please do so. If you have questions about voting, call our Information Center, toll-free, at 1-(877)             -            , Monday through Friday, 10:00 a.m. to 4:00 p.m., Central Time.

BANK WEBSITE VOTE REMINDER NOTICE – (Optional)

HAVE YOU VOTED YET?

YOUR VOTE IS IMPORTANT!

Our depositors as of             , 2013 were mailed Proxy Card(s) and other materials requesting them to cast votes regarding Home Savings Bank’s Plan of Conversion.

If you received Proxy Cards but have not voted, please vote by mail, or by following the Internet voting instructions on the Proxy Card(s). We hope that you will vote “FOR” the Plan of Conversion. If you have questions about voting, please call our Information Center, toll-free, at 1-(877)             -            , Monday through Friday, 10:00 a.m. to 4:00 p.m., Central Time.

BANK WEBSITE VOTING LINK – (Optional)

HAVE YOU VOTED YET?

Our depositors as of             , 2013 were mailed Proxy Card(s) and other materials requesting them to cast votes regarding Home Savings Bank’s Plan of Conversion. If you have not yet voted, a quick way to do so is to click on “Vote Now”. This will lead you to links to a confidential voting site.

VOTE NOW (click here)

Thank you for taking a few minutes to cast your vote online. Have your Proxy Card in hand so that you can enter online the control number printed on your Proxy Card.

[Put hyperlink here]

RECORDED MESSAGE TO HIGH VOTE DEPOSITORS(Optional)

(This automatic dial message, meant to encourage customers to open offering/proxy packages, will be used one time - right after the initial packages are mailed)

“Hello - This is James Bradley, President and CEO of Home Savings Bank, calling with a quick message. Within the next few days, expect to receive from us a package or packages asking you to vote on an item of importance to our bank and our valued customers. Please help us by opening the package and voting PROMPTLY. The materials will include a phone number to call if you have questions.

Thank you for voting. We appreciate your business and look forward to continuing to serve you as a customer of Home Savings Bank.”

COMMUNITY MEETING INVITATION- (Optional)

[included in initial mailing package]

HOME BANCORP WISCONSIN, INC. [LOGO]

You’re Invited!

You are cordially invited to an Informational Meeting to learn more about the offering of Home Bancorp Wisconsin, Inc. common stock and the business of Home Savings Bank.

Senior officers of Home Savings Bank will present information and answer your questions.

DATE

TIME

PLACE

ADDRESS

FOR RESERVATIONS, PLEASE CALL:

Home Bancorp Wisconsin, Inc.

Stock Information Center

toll-free at 1-(877) -             ,

From 10:00 a.m. to 4:00 p.m., Central Time,

Monday through Friday, except bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

COMMUNITY MEETING NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some market areas]

HOME BANCORP WISCONSIN, INC. [LOGO]

Proposed Holding Company for Home Savings Bank

UP TO 1,086,750 SHARES

COMMON STOCK

(subject to increase to 1,249,763 shares)

$10.00 Per Share

Purchase Price

Home Bancorp Wisconsin, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Home Bancorp Wisconsin, Inc., without sales commission, during the offering period.

You Are Cordially Invited…

To an informational meeting to learn about the offering of Home Bancorp Wisconsin, Inc. common stock and the business of Home Savings Bank

[DATE]

    :00 p.m.

[Location]

[Street]

[City]

To make a reservation or to receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.

THIS OFFERING EXPIRES AT 2:00 P.M., CENTRAL TIME, ON             , 2013.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some, not all, market areas]

HOME BANCORP WISCONSIN, INC. [LOGO]

Proposed Holding Company for Home Savings Bank

UP TO 1,086,750 SHARES

COMMON STOCK

(subject to increase to 1,249,763 shares)

$10.00 Per Share

Purchase Price

Home Bancorp Wisconsin, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Home Bancorp Wisconsin, Inc., without sales commission, during the offering period.

This offering expires at 2:00 p.m., Central Time, on                     , 2013.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.